Exhibit 21.1

Subsidiaries of Crossroads Systems, Inc.

Subsidiary	Jurisdiction
Crossroads Systems (Texas), Inc.	Texas
Crossroads Europe GmbH	Germany
NexQL Corporation	Delaware